FORM 8-A

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEXTERA ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida (State of incorporation or organization)	700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000 (Address of principal executive offices, including zip code)	59-2449419 (I.R.S. Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Corporate Units	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☐

Securities Act registration statement file numbers to which this form relates:  333-183052, 333-183052-01 and 333-183052-02.

Securities to be registered pursuant to Section 12(g) of the Act:   None

The Commission is respectfully requested to send copies of all notices, orders and communications to:

Charles E. Sieving, Esq. Executive Vice President and General Counsel NextEra Energy, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	Thomas R. McGuigan, Esq. Squire Sanders (US) LLP 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, Florida 33401 (561) 650-7200	Robert J. Reger, Jr., Esq. Thomas P. Giblin, Jr., Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.      Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby are Corporate Units (“Corporate Units”) of NextEra Energy, Inc., a Florida corporation (the “Company”), each consisting of (i) a purchase contract to be issued by the Company that will obligate holders of such Corporate Units to purchase the Company’s common stock, $.01 par value, by no later than September 1, 2015, and (ii) initially a 5% undivided beneficial ownership interest in a Series F Debenture due September 1, 2017 (the “Debentures”) to be issued in the principal amount of $1,000 by NextEra Energy Capital Holdings, Inc. (“NEE Capital”), a wholly-owned subsidiary of the Company.

For a description of the Corporate Units, reference is made to (i) the Company’s Prospectus Supplement dated September 6, 2012 and accompanying Prospectus dated August 3, 2012, and (ii) Registration Statement Nos. 333-183052, 333-183052-01 and 333-183052-02 on Form S-3 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (“Securities Act”), on August 3, 2012, by the Company, NEE Capital and Florida Power & Light Company, which description is incorporated herein by reference.

Item 2.      Exhibits.

Exhibit	Description

1.

Form of Purchase Contract Agreement (incorporated herein by reference to Exhibit 4(bo) to Form S-3, File Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03, 333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08) (“File No. 333-160987”).

2.	Form of Pledge Agreement (incorporated herein by reference to Exhibit 4(bp) to Form S-3, File No. 333-160987).

3.	Form of Remarketing Agreement (incorporated herein by reference to Exhibit 4(bq) to Form S-3, File No. 333-160987).

4.	Form of Certificate of Corporate Units (incorporated herein by reference to Exhibit A to Exhibit 4(bo) to Form S-3, File No. 333-160987).

5.

Indenture (For Unsecured Debt Securities), dated as of June 1, 1999, between NextEra Energy Capital Holdings, Inc. and The Bank of New York Mellon (as Trustee) relating to NextEra Energy Capital Holdings, Inc.’s Unsecured Debt Securities (incorporated herein by reference to Exhibit 4(a) to Form 8-K dated July 16, 1999, File No. 1-8841).

6.

Form of Officer’s Certificate relating to NextEra Energy Capital Holdings, Inc.’s Senior Debt Securities, including form of Senior Debt Securities (incorporated herein by reference to Exhibit 4(az) to Form S-3, File Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03, 333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08).

7.

Guarantee Agreement, dated as of June 1, 1999, between NextEra Energy, Inc. (as Guarantor) and The Bank of New York Mellon (as Guarantee Trustee) (filed as Exhibit 4(b) to Form 8-K dated July 16, 1999, File No. 1-8841).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 7, 2012	NEXTERA ENERGY, INC.

	By:	/s/ Paul I. Cutler
	Name:	Paul I. Cutler
	Title:	Treasurer